THORNE HEALTHTECH, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made between Thorne HealthTech, Inc. (the “Company”), and Thomas P. McKenna (the “Executive”), effective as of May 25, 2023 (the “Effective Date”).

This Agreement provides the terms and conditions pursuant to which the Executive will be employed by Company. Certain capitalized terms are defined in Section 7, below, to the extent not otherwise defined in other Sections of the Agreement.

The Company and the Executive agree as follows:

1. Position.

The Executive’s current title is Chief Operating Officer of the Company. In this position the Executive will have such duties, authority, and responsibilities that are consistent with the role, and otherwise as applicable, for the position of Chief Operating Officer. This is a full-time position. While the Executive renders services to the Company, the Executive will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) without the prior approval of the Company’s Board of Directors (the “Board”). By signing this Agreement, the Executive confirms to the Company that the Executive has no contractual commitments or other legal obligations that would prohibit the Executive from performing his duties for the Company.

2. Compensation and Benefits.

(a) Base Salary. The Executive’s current rate of annual base salary as of the Effective Date is four hundred and seventy-five thousand dollars ($475,000) per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. The Executive’s Base salary may be increased or decreased with the approval of the Compensation Committee of the Board.

(b) Bonus. The Executive will be eligible for an annual bonus as provided for in the Company’s Corporate Officer Performance Incentive Plan. In addition, the Executive may be eligible for ad-hoc bonus payments, the amount and timing of which will be determined by the Compensation Committee of the Board. For the purpose of eligible severance payments as defined in Section 5(a)(ii), below, the Executive’s annual target bonus opportunity following the Effective Date will be sixty-five percent (65%) of Base Salary (the “Target Bonus”).

(c) Employee Benefits. As a full-time employee, the Executive will continue to be eligible to participate in the Company’s standard benefit plans that are in effect from time to time, on the same basis as those benefit plans are generally made available to other employees of the Company. Such benefit plans are subject to change and may be supplemented, altered, or eliminated, in part or entirely. Eligibility to participate in such benefits plans, as well as the terms thereof, will be as set forth in the governing documents for such plans.

(d) Equity Awards. The Executive will be eligible to receive compensatory equity awards, such as stock options or restricted stock unit awards, from the Company on the terms and conditions determined by the Compensation Committee of the Board in its sole discretion.

(e) Expenses. The Executive will be entitled to receive reimbursement for reasonable expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties, in accordance with the applicable policies of the Company in effect from time to time. If any expense reimbursements are taxable to the Executive, then such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Treasury Regulation Section 409A is specified in the Company’s expense reimbursement policy.

(f) Paid Time Off. The Executive swill be permitted up to eight (8) weeks of Paid Time Off (PTO) as defined by the Company in each calendar year during the Term.

3. Tax Matters.

(a) Withholding. Payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law, and the Executive will be solely responsible for all taxes arising in connection with this Agreement and compensation paid or payable to the Executive, including but not limited to any taxes, penalties, and interest, if any, arising under Treasury Regulation Section 409A.

(b) Tax Advice. The Executive is encouraged to obtain expert third-party tax advice regarding compensation from the Company. The Executive agrees the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities.

4. Severance Benefits.

(a) Qualifying Termination. In the event of a Qualifying Termination (as defined below), and subject to Sections 6 and 7, below, the Executive will be eligible to receive the following from the Company:

(i) Salary Severance. A single lump sum payment equal to twenty-four (24) months of the Executive’s then-current Base Salary, less applicable withholdings to be paid within fifteen (15) business days, or as required by Code Section 409A, following the date of the Executive’s Qualifying Termination.

(ii) Bonus Severance. A single lump sum payment equal to two hundred percent (200%) of the Executive’s Target Bonus, less applicable withholdings to be paid within thirty (30) business days, or as required by Code Section 409A, following the date of the Executive’s Qualifying Termination.

(iii) COBRA Coverage. The Company will provide or fund COBRA Coverage for a period of twenty-four (24) months from the date of the Executive’s termination of employment, or the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under another employer’s coverage or Medicare.

The Executive’s receipt of COBRA Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its reasonable discretion that it cannot provide COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month in an amount equal to the monthly COBRA premium the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date on which the Executive obtains other employment, or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments for a period of twenty-four (24) months. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited, to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its reasonable discretion at any time it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Executive will not receive the COBRA Replacement Payments or any further COBRA Coverage.

(iv) Equity Vesting. Vesting will immediately accelerate (and exercisability, as applicable) to one hundred percent (100%) of the then-unvested shares subject to each of the Company equity awards granted to the Executive that are outstanding as of the date of the Qualifying Termination (each, an “Equity Award”). In the case of an Equity Award subject to performance-based vesting all performance goals and other vesting criteria will be deemed to have been successfully and completely achieved at one hundred percent (100%) of target levels.

Any Change of Control provisions provided for in the respective Equity Award will supersede this provision. Equity Awards will be paid to the Executive in a lump sum within sixty (60) days following the date of the Executive’s Qualifying Termination. Such payment will be determined by the current market price of the Company’s stock at the time of payment.

(v) Accrued Compensation. On any termination of the Executive’s employment with the Company, the Executive will be entitled to receive accrued expense reimbursements, wages, and other benefits due to the Executive under Company-provided plans, policies, and arrangements. For avoidance of doubt, receipt of accrued compensation is not subject to the Release Requirements discussed in Section 6, below.

(b) Change In Role or Reporting Relationship. For purposes of this Agreement, if the Executive is involuntarily transferred to another role or reporting relationship within the Company, or if the Executive’s salary is reduced, then the Executive may resign for Good Reason and the provisions of Section 5(a), above, will apply.

(c) Death of the Executive. If the Executive dies during the Term of this Agreement, then the benefits the Executive is entitled to receive under Section 5(a), above, will be paid and provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s estate in a single lump sum within thirty (30) days following the Executive’s death.

(d) Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment is for Cause (as defined below) or is not a Qualifying Termination, then the Executive will not be entitled to receive the severance payments or other benefits specified in this Agreement.

6. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits on the Executive’s Qualifying Termination under Section 5, above, is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions), provided that such separation agreement and release of claims must become effective and irrevocable within 60 days following the date of the Executive’s termination of employment (the “Release” and that requirement, the “Release Requirement”).

(b) Return of Company Property. The Executive’s receipt of any severance payments or benefits on the Executive’s Qualifying Termination under Section 5, above, is subject to the Executive having returned all documents and other property provided to the Executive by the Company, or developed or obtained by the Executive in connection with the Executive’s employment with the Company, or otherwise belonging to the Company Group, by no later than ten (10) days following the date of the Qualifying Termination.

(c) Resignation of Officer and Director Positions. The Executive’s receipt of severance payments or benefits on the Executive’s Qualifying Termination under Section 5(a), above, is subject to the Executive having resigned from all officer and director positions with all members of the Company Group and the Executive executing any documents the Company may require in connection with the same.

(d) Notice of Resignation. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 5(a), above, is subject to the Executive providing at least sixty (60) days’ written notice of the Executive’s intent to resign for Good Reason, and at least a six (6) month period of cooperation in the case of resignation for Good Reason or termination following a Change in Control.

7. Definitions.

The following terms referred to in this Agreement will have the following meanings:

(a) “Base Salary” means the Executive’s rate of salary, excluding any bonus payment(s), as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a reduction in Base Salary, then the Executive’s rate of Base Salary in effect immediately prior to such.

(b) “Board” means the Company’s Board of Directors.

(c) “Cause” means (i) the Executive’s willful and repeated failure, in the reasonable judgment of the Board, to substantially perform assigned duties or responsibility as Chief Operating Officer of the Company as directed or assigned by the Board (other than the Executive’s failure resulting from a Disability); (ii) the Executive’s conviction of, or entering a plea of guilty nolo contendere to, a violation of a federal or state law or regulation directly applicable to the business of the Company Group, which violation was injurious to the Company Group or (iii) the Executive’s material breach of the terms of this Agreement. The foregoing definition does not in any way limit the Company’s ability to terminate the Executive’s employment at any time, subject to the terms and conditions of this Agreement.

The Company's right to terminate the Executive for Cause will be effective, with respect to subsection (i), above, only after the Company will have complied with the following provisions:

(i) The Company will give the Executive a written notice of the Company's intention to terminate his employment for Cause (the "Notice of Intention"). The Notice of Intention will state in reasonable detail the particular circumstances that purportedly constitute the grounds for the proposed termination for Cause;

(ii) The Executive will have ten (10) calendar days after receiving thereafter the Notice of Intention in which to cure such purported grounds;

(iii) Termination for Cause will be effective with respect to subsections (c)(i) and (iii), above, in the event Executive fails to cure the purported grounds for such termination within such ten (10) calendar day period and Company issues a written notice thereof to the Executive.

(iv) Termination for Cause will be effective immediately on the Board's issuing the Executive a written termination for Cause notice with respect to subsection (c)(ii), above;

Termination of the Executive's employment will not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive).

(d) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, that for this subsection (i), the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Furthermore, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, then such event will not be considered a Change in Control under this Section 7(d)(i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company that occurs on the date a majority of members of the Board is replaced during any twelve (12)-month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 7(d)(ii), if any Person is considered to be in effective control of the Company, then the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets that occurs on the date any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 7(c)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1) a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2) a transfer of assets by the Company to:

(A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or

(D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 7(c)(iii)(2)(A) to Section 7(c)(iii)(2)(C) hereof.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 7(c), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company will not be considered “Persons” for purposes of this Section 7(c).

(iv) A transaction will not be a Change in Control if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (3) represents a bona fide financing for capital raising purposes.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code, as determined in writing by a licensed health-care practitioner jointly selected by the Board and the Executive.

(h) “Good Reason” means the Executive’s resignation due to the occurrence of any of the following conditions that occurs without the Executive’s written consent: (i) a reduction in the Executive’s Salary; (ii) a change in the Executive’s title or a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; (iii) a change by more than fifty (50) miles in the geographic location at which the Executive must perform services; or (iv) a purported termination of the Executive for Cause not effected in accordance with the provisions of this Agreement; provided, however, that no condition described herein in subsections (i), (ii), or (iii) above will constitute “Good Reason” for purposes of this Agreement unless: (1) the Executive will have first provided written notice to the Board of the existence of the condition within ninety (90) calendar days of the initial existence of such Good Reason condition; (2) the Board will have failed to remedy the condition within thirty (30) calendar days following the receipt of such notice (the “Cure Period”); (3) the Executive must cooperate in good faith with efforts by the Company to remedy the Good Reason condition; (4) the Good Reason condition must continue to exist upon completion of the Cure Period; and (5) the date of termination of employment occurs no more than thirty calendar (30) days after the end of the Cure Period. In no instance will a termination by the Executive be deemed to be for Good Reason for purposes of this Agreement if it becomes effective more than twelve (12) months following the initial existence of the Good Reason condition.

(i) “Qualifying Termination” means a termination of the Executive’s employment either (i) by the Company due to the Executive’s death or Disability or other than for Cause, or (ii) by the Executive due to resignation for Good Reason.

8. Successors.

This Agreement will be binding on and inure to the benefit of: (a) the heirs, executors, and legal representatives of the Executive on the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity that at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.

9. Resignation.

The termination of the Executive’s employment by the Executive for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.

10. Notice.

(a) General. Notices and other communications required or permitted under this Agreement will be in writing and will be effectively given: (i) on actual delivery to the party to be notified; (ii) on transmission by email; (iii) one (1) business day after deposit with a recognized overnight courier; or (iv) three (3) business days after deposit with the U.S. Postal

Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, at the address the Executive will have most recently furnished to the Company in writing and with a copy to:

Thorne HealthTech, Inc.

620 Omni Industrial Blvd.

Summerville, South Carolina 29486

Attention: General Counsel

(b) Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company. The notice will indicate the specific termination provision in this Agreement relied on, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (that will be not more than thirty (30) calendar days after the later of (i) the giving of the notice, or (ii) the end of any applicable cure period).

11. Code Section 409A.

(a) For purposes of this Agreement, no payment will be made to Executive on termination of Executive’s employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A and Section 1.409A-l(h) of the regulations promulgated thereunder.

(b) To the extent any payments to which Executive becomes entitled under this Agreement in connection with Executive’s separation from service from the Company constitute deferred compensation subject to Code Section 409A (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until sixty (60) days following the Executive’s separation from service, or if later, such time as required by subsection (c), below. Except as required by subsection (c), below, any installment payments that would have been made to Executive during the 60-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on or around the sixtieth day following Executive’s separation from service and the remaining payments will be made as provided herein.

(c) If Executive is deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then any Deferred Payment(s) will not be made or commence until the earliest of: (i) the expiration of the 6-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Code Section 409A) with the Company, or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Code Section 409A(a)(l)(B) in the absence of such deferral. On the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to the Executive or Executive’s beneficiary in one lump sum.

(d) The Company and the Executive, and as applicable their beneficiary, will work together to ensure the Company and the Executive address and abide by any Section 409A requirements.

(e) The Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse the Executive for any taxes that might be imposed on the Executive as a result of Section 409A.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings the Executive may receive from any other source except as specified in Section 3(e), above.

(b) Waiver; Amendment. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either the Company or the Executive of any breach of, or of compliance with, any condition or provision of this Agreement by the other will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the Company and the Executive, and supersedes in its entirety all prior representations, understandings,

undertakings, or agreements (whether oral or written and whether expressed or implied) of the Company and the Executive with respect to its subject matter, including, for the avoidance of doubt, any other employment letter or agreement, change in control severance agreement, severance policy or program, or Equity Award.

(e) Choice of Law. This Agreement will be governed by the laws of the State of New York without regard to the State of New York’s conflicts of law rules that might result in the application of the laws of any jurisdiction other than the State of New York.

(f) Forum for Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination, enforcement, interpretation, validity, default, or misrepresentation in connection with any of this Agreement’s provisions, including the determination of the scope or applicability of this Agreement to arbitrate, will be settled exclusively by final and binding arbitration in New York, New York, before by a single arbitrator at JAMS or its successor organization if any, or, if none, before the American Arbitration Association or its successor organization. The JAMS Streamlined Arbitration Rules will apply if then existing; otherwise, the procedures applied will be those selected by the arbitrating organization designated, as modified hereby. The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. The Company and the Executive will maintain in confidence the commencement, prosecution, proceedings, and resolution of any such arbitration except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law or business advisors or to their attorneys. The award rendered by the arbitrator will be conclusive and binding on the Company and the Executive, and judgment on the award may be entered and enforced. The Company and the Executive will pay their own expenses of arbitration and the expenses of the arbitrator (including compensation) will be borne equally.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

By their respective signatures below, the Company, by its duly authorized officer, and the Executive signify their acceptance of the terms and condition of this Agreement.

FOR THORNE HEALTHTECH, INC.

/s/ Sarah M. Kauss

By: Sarah M. Kauss

Title: Chairperson, Compensation Committee

FOR THE EXECUTIVE

/s/ Thomas P. McKenna

By: Thomas P. McKenna

Title: Chief Operating Officer